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Exhibit 10.37

[Qwest Letterhead]

May 8, 2002

Mr. Rich Baer
Senior Vice President, Deputy General Counsel

Dear Rich,

The purpose of this letter is to confirm our agreement regarding a retention package for you in exchange for your continued employment at Qwest based on your conversations with Drake and Ian last week.

1)
Your base salary is revised from $285K to $325K per annum retro-effective to April 1, 2002. This will be evident on your paycheck dated May 17th.

2)
You are eligible to receive a cash retention bonus guaranteed at $926,250 which represents 18 months of base salary and bonus paid at target. This cash retention bonus will be paid in three installments: You will receive one-third of this payment, $308,750, in your May 17th pay check; one-third $308,750, in your December 6th pay check and, the remaining balance, $308,750, in your January 31, 2003 pay check. To qualify to receive an installment paycheck you must be employed by Qwest on the date such payment is to be received, except that in the unlikely event that the Company terminates your employment for reasons other than cause, the entire balance due will be paid to you with your final pay check. In addition, you would receive any severance benefits that you may be entitled to as a result of your termination.

3)
You will be granted 350K stock options at the market close price on the last trading day of last month, April 30, 2002, which was $5.03 per share. These options will vest over four years at 25% per year. The stock option agreement for this grant will provide accelerated vesting in the event of change of control and diminution (versus our typical language, which requires change of control and termination in order to have accelerated vesting options.

If you agree with this document, please sign below and return this document to via FAX 303/992-1632.

Sincerely,

/s/ IAN ZISKIN

Ian Ziskin EVP, Chief Human Resources Officer

cc: Personnel File, D. Tempest, D. Colia

I accept the terms stated above:

/s/ RICH BAER

Rich Baer	Date

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  Exhibit 10.37